Exhibit 15.1

KPMG Samjong Accounting Corp.

Gangnam Finance Center 27th FL

152 Teheran-ro, Gangnam-gu,

Seoul, Korea

Republic of Korea

Tel : 82 2112 0100

Fax : 82 2112 0101

www.kpmg.com/kr

April 29, 2024

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for LG Display Co., Ltd. and, under the date of April 29, 2024, we reported on the consolidated financial statements of LG Display Co., Ltd. as of and for the years ended December 31, 2023 and 2022, and the effectiveness of internal control over financial reporting as of December 31, 2023. On April 29, 2024, the auditor-client relationship ceased. We have read LG Display Co., Ltd.’s statements included under Item 16F of its Form 20-F dated April 29, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with LG Display Co., Ltd.’s statements in the first paragraph regarding the engagement of the new accountants and that the change of newly engaged accountants was approved by the Audit Committee, or any of the LG Display Co., Ltd.’s statements in the second paragraph that relates to the stated reason for changing principal accountant.

Very truly yours,

/s/ KPMG Samjong Accounting Corp.